Exhibit 5.1

GREENBERG TRAURIG, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

August 13, 2014

Entertainment Gaming Asia Inc.

Unit C1, Ground Floor, Koon Wah Building

No. 2 Yuen Shun Circuit

Yuen Chau Kok, Shatin

New Territories, Hong Kong SAR

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Entertainment Gaming Asia Inc. (the “Company”) in connection with the registration by the Company of non-transferable subscription rights (the “Subscription Rights”) to purchase 27,777,673 shares of common stock, par value $0.001 per share (the “Rights Shares”) pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 13, 2014 (the “Registration Statement”).

For purposes of rendering this opinion, we have examined originals or copies of such documents and records as we have deemed appropriate, including, without limitation:

•	the Registration Statement;
•	the prospectus contained in the Registration Statement (the “Prospectus”); and
•	the form of subscription rights certificates, which evidence the Subscription Rights (the “Subscription Rights Certificates”).

In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, and after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the (i) the Subscription Rights when issued in accordance with the terms of the Subscription Rights Certificate and in the manner contemplated by the Registration Statement, including the Prospectus, will be validly issued and the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Rights Shares, when issued, delivered and paid for in accordance with the terms of the Subscription Rights Certificate and in the manner contemplated by the Registration Statement, including the Prospectus, will be legally issued, fully paid and non-assessable.

We are furnishing this opinion to the Company solely in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its use and part of the Registration Statement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP